Exhibit 99.1

Wayfair Appoints Jim Miller as Chief Technology Officer
Veteran Tech Executive Moves into Permanent CTO Role to Lead Wayfair’s Global Tech Operations
BOSTON, Mass, – April 20, 2020 – (NYSE:W), one of the world’s largest online destinations for the home, today named Jim Miller Chief Technology Officer, making permanent a role he has held on an interim basis since August 2019. As CTO, Miller will continue to provide strategic direction and leadership for the rapid scaling of Wayfair’s best-in-class tech operations. Drawing upon extensive experience leading large teams at Google, Cisco and Amazon during hyper-growth periods, Miller will continue to cultivate an entrepreneurial environment for Wayfair’s robust engineering team while further fueling the power of Wayfair’s global e-commerce platform and tech-driven supply chain.
“We are fortunate to have had the benefit of Jim’s leadership and perspective both as a long-time board member and as interim CTO and so, it is without a doubt that his move into the permanent CTO role will be seamless and immediately impactful,” said Niraj Shah, CEO, co-founder and co-chairman, Wayfair. “Jim’s track record of strong leadership at fast-growing, large scale, technology companies makes him the ideal fit to guide our 3,000 plus person engineering team and to continue to build a world-class technology infrastructure that further strengthens our position at the forefront of the ecommerce industry. We are delighted to officially welcome Jim as our new CTO.”
Over the past eight months, Miller has become a well-respected leader within the company and has successfully mobilized the engineering organization behind his vision. As CTO, he will continue to lead the product and engineering roadmap and prioritization to drive the success of Wayfair’s tech enabled global business.
“In my tenure as interim CTO and board member, I have gained a deep appreciation for both the strength of Wayfair’s team and the incredible opportunity ahead for Wayfair,” said Miller. “We are building an unparalleled technology platform that is uniquely positioned to serve the growing ecommerce market. When we couple that platform with the company’s world-class supply chain operations and a highly talented team, the opportunity ahead is immense. I could not be more excited to officially take on the CTO role and partner with Niraj, Steve and the entire Wayfair team to help lead us through this incredible journey and the vast growth opportunity ahead.”
Before joining Wayfair as interim CTO in 2019, Miller served as Chief Executive Officer of AREVO. At Google, Miller served as Vice President of Worldwide Operations from June 2010 until February 2018. Prior to joining Google, Miller was Executive Vice President of Sanmina-SCI Corporation, one of the world’s largest electronic manufacturing service providers, where he had responsibility for their industrial, clean tech, multimedia and automotive businesses. Miller also served as a senior executive at Cisco over a seven-year tenure leading supply chain and logistics, Asia operations, new product introduction, advanced technology, and global operations for the high-end and mid-range routing and switching products while the company ramped from $18B to over $40B in annual revenue. Prior to Cisco, Miller served as Vice President of Supply Chain at Amazon where he was responsible for the inception of the company’s supply chain organization and was a key contributor to Amazon’s rapid growth into a global company.

Miller received a B.S. from Purdue University, an M.S. from MIT and an MBA from the Sloan School of Management at MIT. With Miller’s transition to CTO, he will step down from Wayfair’s board, a position he held for the last four years.
About Wayfair

Wayfair believes everyone should live in a home they love. Through technology and innovation, Wayfair makes it possible for shoppers to quickly and easily find exactly what they want from a selection of more than 18 million items across home furnishings, décor, home improvement, housewares and more. Committed to delighting its customers every step of the way, Wayfair is reinventing the way people shop for their homes – from product discovery to final delivery.

The Wayfair family of sites includes:

•	Wayfair - Everything home for every budget.

•	Joss & Main - Stylish designs to discover daily.

•	AllModern - The best of modern, priced for real life.

•	Birch Lane - Classic home. Comfortable cost.

•	Perigold - The widest-ever selection of luxury home furnishings.

Wayfair generated $9.1 billion in net revenue for full year 2019. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, the company employs more than 16,000 people.

Media Relations Contact:
Jane Carpenter
PR@Wayfair.com

Investor Relations Contact:
Jane Gelfand
IR@Wayfair.com